Exhibit 5.1

April 28, 2016

Hologic, Inc.
250 Campus Drive
Marlborough, MA 01752

Re:    Hologic, Inc. Registration Statement on Form S-8

Ladies and Gentlemen,
I have acted as counsel for Hologic, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, to be issued by the Company pursuant to the Hologic, Inc. 2012 Employee Stock Purchase Plan, as amended (the “2012 ESPP”).
In connection with this opinion, I have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed. In such review, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have relied, as to the matters set forth therein, on certificates of public officials.
This opinion is limited in all respects to Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. I assume no obligation to revise or supplement this opinion should the present laws, or the interpretation thereof, be changed in respect of any circumstances or events that occur subsequent to the date hereof.
Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the 2012 ESPP, such shares will be validly issued, fully paid and nonassessable.
I consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ John M. Griffin
John M. Griffin
General Counsel